Exhibit 99i

DAVID JONES & ASSOC., P.C.

Law Firm

395 Sawdust, # 2148 The Woodlands, TX 77380	F (281) 419-0564 P (281) 419-0584

djones@40actlaw.com	sdrake@40actlaw.com

April 27, 2004

The Timothy Plan

1304 West Fairbanks Avenue

Winter Park, Florida 32789

Dear Sirs:

I have been asked by The Timothy Plan (the “Trust”), a business trust organized under the laws of the State of Delaware, to render my opinion with respect to the issuance of an indefinite number of shares of beneficial interest of the Trust (the “Shares”) representing proportionate interests in the following series of the Trust (each a “Fund” and together the “Funds”): The Timothy Plan Aggressive Growth Fund, The Timothy Plan Small-Cap Value Fund, The Timothy Plan Large/Mid-Cap Value Fund, The Timothy Plan Large/Mid-Cap Growth Fund, The Timothy Plan Fixed Income Fund, The Timothy Plan Conservative Growth Fund, The Timothy Plan Strategic Growth Fund, The Timothy Plan Money Market Fund, The Timothy Plan Conservative Growth Portfolio Variable Series, The Timothy Plan Strategic Growth Portfolio Variable Series, and the Timothy Plan Small-Cap Value Portfolio Variable Series .

The Shares of the Funds are separate series of the Trust consisting of three classes of shares, Class A, Class C, and No-Load Class, all as more fully described in the applicable Prospectus and Statement of Additional Information of the Funds as set forth in Post-effective Amendment # 20 to the Registration Statement of the Trust.

I have examined the Trust’s Declaration of Trust, By-Laws, the Prospectuses and Statements of Additional Information, Post-effective Amendment # 20 to the Registration Statement of the Trust and such other documents, records and certificates as deemed necessary for the purposes of this opinion.

Based on the foregoing, I am of the opinion that the Shares of each Fund, when issued, delivered and paid for in accordance with the terms of the then current Prospectus and Statement of Additional Information, as set forth in Post-effective Amendment # 18 to the Registration Statement of the Trust, will be legally issued, fully paid, and non-assessable by the Trust.

Further, I give my permission to include this opinion as an exhibit to the Trust’s Post-Effective Amendment No. 20 to Registration Statement on Form N-1A.

Very Truly Yours,

/s/ David D. Jones

DAVID JONES & ASSOC., P.C.